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                        AGREEMENT FOR EXCHANGE OF SHARES




                                     Between

                                    DCX, INC.

                                       And

                        AIRTECH INTERNATIONAL CORPORATION


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                               Table of Contents





1. Purchase and Sale of Shares...........................................    2

2. Representations and Warranties of Airtech.............................    3

3. Representations and Warranties of DCX.................................    6

4. Representations and Warranties of the Shareholders....................    7

5. Representations and Warranties of Certain Shareholders................    8

6. Covenants of Certain Shareholders.....................................    8

7. Covenants.............................................................    9

8. Conditions............................................................    11

9. Miscellaneous.........................................................    12

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                        AGREEMENT FOR EXCHANGE OF SHARES



     This Agreement for Exchange of Shares (the "Agreement") is dated July _29_, 1996, and is made by and between DCX, Inc., a Colorado corporation ("DCX"), Airtech International Corporation, a Texas corporation ("Airtech"), and the Airtech shareholders ("Shareholders") who sign this Agreement or vote in favor of this Agreement.

     WHEREAS, the Boards of Directors of each of DCX and Airtech believe it is in the best interests of the respective shareholders to enter into this Agreement; and

     WHEREAS, the respective Boards of Directors anticipate that certain synergy will result from the acquisition of Airtech as a subsidiary of DCX, that the business relationships of each company may provide additional marketing opportunity for DCX and Airtech, and as a larger enterprise it may be easier to raise capital, to complete business transactions with third parties, or to acquire assets for stock or other securities.

     THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties in this Agreement, the parties adopt this Agreement which is intended to meet the requirements of ss.368(a)(1)(B) of the Internal Revenue Code, and agree as follows:


                         1. PURCHASE AND SALE OF SHARES.

     1.1 Purchase and Sale. DCX shall purchase the Airtech issued and outstanding securities from the participating Airtech shareholders ("Shareholders"); provided that the purchased securities must represent at least 81% of Airtech's issued and outstanding voting securities. The Airtech
Shareholders will receive shares at the exchange rate of two shares of DCX Common Stock, $.0001 par value, ("DCX Common Stock") for three and one-half shares of Airtech Common Stock par value $.0001 per share ("Airtech Common Stock"). The voting common stock of DCX will be the sole consideration paid to Airtech shareholders in exchange for their shares of Airtech.

     1.2 Airtech Shareholder Vote. The Board of Directors of Airtech will present to the Airtech shareholders as soon as possible, and recommend a vote in favor of, the approval of the stock for stock exchange pursuant to this Agreement. This Agreement is conditioned upon and subject to the approval of the required number of Airtech shareholders.

     1.3 Power of Attorney. For all purposes, except for the individual representations made by each Shareholder, after the signing of this Agreement and the purchase and sale of the shares, no shareholder acting alone has the power or authority to modify or terminate this Agreement, or to exercise any other right under this Agreement. Each Airtech shareholder who votes in favor of this Agreement designates the President of Airtech, or his successors or assigns, to act as their power of attorney to execute this Agreement and to exercise any right under this Agreement. The Shareholders shall forever release DCX and Airtech from any claim or liability for any action taken or not taken pursuant to such power of attorney.

     1.4 Closing Date. The issuance, delivery, and exchange of shares pursuant to this Agreement shall take place at the closing ("Closing"). The Closing shall be conducted at the offices of DCX on the time and date established by DCX and Airtech. The Closing shall be scheduled within ten business days after the later of: (i) the date the Securities and Exchange Commission declares effective the registration statement referred to in Section 1.7; and (ii) the date the required number of Airtech shareholders have approved this Agreement, and the nature and extent of any dissenter and appraisal rights of Airtech shareholders has been resolved to the satisfaction of DCX in its judgment.

     1.5 Delivery at Closing. At the Closing, the respective parties shall deliver the following items:

          a. The Airtech Shareholders shall deliver to DCX the original Airtech stock certificates, duly endorsed for transfer.

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          b. DCX shall  deliver to the  Airtech  Shareholders  the shares of DCX
Common stock in exchange for their shares of Airtech as determined pursuant to this Agreement.

          c. Airtech shall deliver to DCX: the balance sheet and income statement of Airtech for the period ending within 30 days of the Closing (interim financial statement), certified by the President and Chief Financial Officer of Airtech to be prepared on a basis consistent with the audited financial statements dated February 29, 1996 and to fairly present the financial condition and results of operations of Airtech; a certified copy of the actions of the Airtech Board of Directors specifying all actions taken with respect to this Agreement; the original Articles of Incorporation, Bylaws, stock transfer records and blank stock certificates of Airtech; the certificate of the officers of Airtech required by Section 2 of this Agreement; and such other items as may be required by DCX.

     1.6 Exchange Agent. DCX shall appoint its stock transfer agent to serve as the exchange agent (the "Exchange Agent"). The Exchange Agent shall deliver to each holder of shares of Airtech Common Stock converted into DCX Common Stock, upon surrender by such holder to the Exchange Agent of one or more certificates representing such Airtech shares properly endorsed for cancellation, certificates representing the aggregate number of shares of DCX Common Stock into which such surrendered shares have been converted as soon as practicable on or after the Closing and after receipt of Airtech certificates by the Exchange Agent. Unless and until an outstanding certificate is so surrendered, (i) no dividends or distributions of any kind payable to the holders of record of DCX Common Stock shall be paid by DCX to the holder of such an outstanding certificate representing Airtech Common Stock; and (ii) no such holder shall have a right to receive such dividends or distributions. Upon the surrender and exchange of such an outstanding certificate, the holder shall be paid, without interest, the amount of any dividends or distributions which theretofore became payable after the Closing with respect to the shares of DCX Common Stock evidenced by such certificate.

     1.7 Registration Statement. As soon as practicable after the signing of this Agreement, DCX shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement covering the shares of DCX common stock issuable pursuant to the share exchange. Airtech and its shareholders shall cooperate to provide any information required for such registration statement, and DCX shall use its best efforts to have the registration statement declared effective by the SEC.

     1.8 Articles of Exchange. Upon the Closing and completion of the share exchange, DCX and Airtech shall file any required Articles of Exchange and other documents with the respective Secretaries of State of Texas and Colorado.



                  2. REPRESENTATIONS AND WARRANTIES OF AIRTECH.

     Airtech represents and warrants to DCX as follows:

     2.1 Corporate Organization. Airtech is a corporation duly organized, validly existing and in good standing under the laws of Texas, and has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses substantially as they are being conducted. Airtech is duly qualified to do business as a foreign corporation in good standing in the states in which it owns a material amount of property of the nature, or transacts a material amount of business of the type, that would make such qualification necessary except where the failure to so qualify would not have a material adverse effect on Airtech. The representations and warranties of Airtech include its wholly owned subsidiary, McCleskey Sales and Service, Inc. a Texas corporation.

     2.2 Capitalization. The authorized capital stock of Airtech consists of 90,000,000 shares of Common Stock $.0001 par value, 1,750,000 shares of $1.00 par value Series A Preferred Stock, of which no shares are issued or outstanding, 5,000,000 shares of Series AA Preferred Stock, of which no shares are issued or outstanding, and 1,000 shares of $1.00 par value Series C Preferred Stock, of which 1,000 shares are issued and outstanding. On or before the Closing the holders of the Airtech Series C Preferred will return their shares to Airtech for no additional consideration. As of the date hereof, 14,994,833 shares of Airtech Common Stock are issued and outstanding, fully paid


                                       -3-


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and  nonassessable,  and on the Closing  will have the sole voting  power of the capital stock of Airtech. Airtech has no treasury shares. The Certificate of Incorporation and By-laws of Airtech, as currently in effect, are included as
Schedule 2.2(a). Airtech has no employee or other stock option plans applicable to Airtech. Airtech does not have any outstanding preemptive rights, rights of first refusal or any subscription, option, warrant, call, contract, commitment, understanding or arrangement by which it or they are bound to purchase, issue, sell or transfer any shares of their capital stock or other securities.

     2.3 Authorization. The execution, delivery and performance of this Agreement by Airtech have been duly authorized by all necessary corporate action on the part of Airtech, except that the Airtech shareholders must approve this Share exchange pursuant to Texas law. The Airtech shareholders who vote in favor of the share exchange will be listed on Exhibit B to this Agreement.

     2.4 No Violation. The execution, delivery, and performance of this Agreement do not, and will not (i) conflict with any provision of Airtech's Certificate of Incorporation or By-laws, (ii) violate any law, rule or regulation, or any judgment, decree or order of any court or governmental agency or instrumentality, to which Airtech or any of its subsidiaries is subject, or
(iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, or result in early termination under, or result in any loss of benefits under, the terms of any agreement, indenture, mortgage or other instrument to which Airtech is a party or to which any of its property is subject, or constitute an event which, with the lapse of time or action by a third party, or both, could result in a default thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of Airtech, if the effect of any of the foregoing contained in subsections (ii) or (iii) above, singly or in the aggregate, is material to the business, financial condition or results of operations of Airtech.

     2.5 Litigation. There is no action, suit or other litigation, proceeding or governmental investigation pending or, to the knowledge of the officers of Airtech, threatened, against Airtech or its executive officers, which if adversely determined, would have a material adverse effect upon the business, financial condition or results of operations of Airtech, or upon the business, financial condition or results of operations of DCX after the Closing.

     2.7 Agreements. Except as is not material to the business, financial condition or results of operations of Airtech, (i) each agreement and lease to which Airtech or any subsidiary is a party is valid, in full force and effect and enforceable by and against Airtech in accordance with its terms; (ii) there has not occurred any default by Airtech under any material agreement or material lease, or any event (including the execution, delivery and performance of this Agreement) which, with the lapse of time or the election of any person other than Airtech, will become a default; (iii) to Airtech's knowledge, there has not occurred any default or any event (including the execution, delivery and performance of this Agreement) which, with the lapse of time or the election of Airtech, will become such a default under any agreement or lease, nor has Airtech received notice of claim of any default and Airtech is not, and, to the knowledge of Airtech, no other party is in arrears in respect of the performance or satisfaction of any other material terms or conditions on its part to be performed or satisfied under any agreement or lease and no waiver or indulgence has been granted by any of the parties thereof. Airtech is not a party to any agreement or lease that Airtech has reason to believe in the future may have a materially adverse effect on the business of Airtech.

     2.8 Property. Airtech has good and marketable title to its assets, including trade secrets and proprietary information, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances except, (i) as having arisen in the ordinary course of business since such date in an aggregate amount not exceeding $10,000, (iii) liens for current taxes and assessments, mechanic's liens and materialman's liens, not yet due or being contested in good faith by appropriate proceedings (the aggregate amount of such contested liens not exceeding $10,000), and (iv) such imperfections of title and non-monetary encumbrances, if any, which do not materially interfere with the present use of the properties or otherwise materially impair business operations conducted by Airtech.

     2.9 Taxes. Airtech has filed, or caused to be filed, with the appropriate agencies all tax returns and tax reports required by law to be filed by Airtech, and has paid and made proper arrangements for payment of all required taxes.

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



     2.10 Violation of Law. Airtech is not in violation of any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on the business, financial condition or prospects of Airtech. Any violation(s) of environmental or similar law, state, rule, governmental regulation, or order, which could result, singly or in the aggregate, in fines, penalties, costs of clean-up or compliance costs, in the aggregate, of $10,000 or more is for purposes of this Section deemed materially adverse.

     2.11 Employment Agreements. Airtech is not a party to any agreement with any executive officer providing for his employment or service or other payments upon termination of his employment. All employment agreements between Airtech and its employees are terminable by Airtech at will without penalty or cost.

     2.12 Accounting Controls. a. The audited Financial Statements of Airtech dated February 29, 1996, included as Exhibit 2.12, as well as the interim financial statements delivered to DCX fairly present the financial condition of Airtech and the results of its operations as of the dates and for the periods therein specified, and have been prepared in accordance with generally accepted accounting principles which have been consistently applied through the periods covered.

          b. Airtech maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.13 Transactions With Its Officers, Directors or Shareholders. Airtech is not indebted, either directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever, other than for payment of current salary or fees for services rendered and reasonable expenses. None of the officers, directors or shareholders or any members of their immediate families is indebted to Airtech. No officer, director, or shareholder or any member of their immediate families, is, directly or indirectly, interested in any material contract with Airtech. Airtech is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     2.14 Adverse Events. There is no event, factor or condition which, to the best knowledge and belief of Airtech, materially and adversely effects the business, assets, financial condition or prospects of Airtech or which could reasonably be expected to do so. Since February 29, 1996, there has not been any adverse change in the financial condition, or prospects, or any damage or loss to the assets (whether or not covered by insurance), of Airtech which is material.

     2.15 No Plan of Disposal. To the best of the knowledge of Airtech there is no plan or intention by the stockholders of Airtech who own 5 percent or more of the Airtech Common Stock, and there is no plan or intention on the part of the remaining stockholders of Airtech to sell, exchange or otherwise dispose of a number of shares of DCX Common Stock received pursuant to this Agreement that would reduce the Airtech stockholders' ownership of DCX Common Stock to a number of shares having a value as of the date of this Agreement, of less than 50 percent of the value of all the formerly outstanding stock of Airtech as of the same date.

     2.16 Update at Closing. Five business days prior to the Closing, and at the Closing the President and Chief Executive Officers of Airtech will provide DCX with a certificate signed by them individually and as officers of Airtech, that the representations and warranties of Airtech remain true and correct, or stating any change in such representations and warranties.




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

                    3. REPRESENTATIONS AND WARRANTIES OF DCX.

     DCX, except as may be set forth in the reports filed by DCX with the Securities and Exchange Commission, represents and warrants to the Shareholders and to Airtech as follows:

     3.1 Corporate Organization. DCX is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses substantially as they are being conducted. DCX is duly qualified to do business as a foreign corporation in good standing in the states in which it owns a material amount of property of the nature, or transacts a material amount of business of the type, that would make such qualification necessary except where the failure to so qualify would not have a material adverse effect on DCX.

     3.2 Capitalization. The authorized capital stock of DCX consists of 2,000,000,000 shares of $.0001 par value Common Stock, of which 4,367,969 shares are issued and outstanding, and twenty million shares of $.001 par value preferred stock of which none are issued or outstanding. The Articles of Incorporation and Bylaws of DCX, as currently in effect, are included in the public reports filed by DCX with the SEC. All shares of DCX Common stock outstanding as of the date hereof are fully paid and nonassessable, and represent the sole voting power of the capital stock of DCX. Except as set forth above or in Schedule 3.2(b), DCX and its subsidiaries do not have any outstanding preemptive rights, rights of first refusal or any subscription, option, warrant, call, contract, commitment, understanding or arrangement by which it or they are bound to issue, sell or transfer any shares of their capital stock. The issuance and sale of all outstanding shares of DCX Common have been made in full compliance with applicable federal and state securities laws in all material respects.

     3.3 Authorization. The execution, delivery and performance of this Agreement by DCX have been duly authorized by all necessary corporate action on the part of DCX. This Agreement and the transactions contemplated hereby have been approved by a resolution adopted at a duly constituted meeting of the Board of Directors of DCX. This Agreement has been duly executed and delivered by DCX, and constitutes a valid and binding obligation of DCX, enforceable in accordance with its terms. DCX has all requisite corporate power and authority to enter into and perform this Agreement.

     3.4 No Violation. The execution and delivery of this Agreement do not, (i) conflict with any provision of DCX's Articles of Incorporation or By-laws, or
(ii) violate any law, rule or regulation, or any judgment, decree or order of any court or governmental agency or instrumentality, to which DCX is subject, or
(iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, or result in early termination of, or result in any loss of benefits under, the terms of any agreement, indenture, mortgage or other instrument to which DCX is a party or to which any of its property is subject, or constitute an event which, with the lapse of time or action by a third party, or both, could result in a default thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of DCX, if the effect of any of the foregoing contained in subsections (ii) or (iii) above, singly or in the aggregate, is material to the business, financial condition or results of operations of DCX.

     3.5 Litigation. There is no action, suit or other litigation, proceeding or governmental investigation pending or, to the knowledge of the officers of DCX, threatened, against DCX, or any of its subsidiaries, which if adversely determined, would have a material adverse effect upon the business, financial condition or results of operations of DCX and its subsidiaries, considered as a whole.

     3.6 Agreements. Except as is not material to the business, financial condition or results of operations of DCX and its subsidiaries, considered as a whole, (i) each agreement and lease to which DCX is a party is valid, in full force and effect and enforceable by and against DCX in accordance with its terms; (ii) there has not occurred any default by DCX under any material agreement or material lease, or any event (including the execution, delivery and performance of this Agreement) which, with the lapse of time or the election of any person other than DCX will become a default; (iii) to DCX's knowledge, there has not occurred any default by others or any event (including the execution, delivery and performance of this Agreement) which, with the lapse of time or the election of DCX, will become such a default under any agreement or lease, nor has DCX received notice of claim of any default.

     3.8 Property. DCX has good and marketable title to its assets, including trade secrets and proprietary information, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances except, (i) as shown on DCX's public reports, or having arisen in the ordinary course of business since such date in an aggregate amount not exceeding $10,000, (ii) liens for current taxes and assessments, mechanic's liens and materialman's liens, not yet due or being contested in good faith by appropriate proceedings (the aggregate amount of such contested liens not exceeding $10,000).

     3.9 Taxes. DCX has filed, or caused to be filed, with the appropriate agencies all tax returns and tax reports required by law to be filed by DCX, and has paid and made arrangements for payment of all required taxes.

     3.10 Violation of Law. DCX is not in violation of any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on the business, financial condition or prospects of DCX. Any violation(s) of environmental or similar law, state, rule, governmental regulation, or order, which could result, singly or in the aggregate, in fines, penalties, costs of clean-up or compliance costs, in the aggregate, of $10,000 or more is for purposes of this Section 3.11 deemed materially adverse.

     3.11 Accounting Controls. a. The financial statements contained in the DCX public reports fairly present the financial condition of DCX and the results of its operations as of the dates and for the periods therein specified, and have been prepared in accordance with generally accepted accounting principles which have been consistently applied through the periods covered.

          b. DCX maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management's general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3) access to assets is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.12 Transactions With Its Officers, Directors or Shareholders. DCX is not indebted, either directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever, other than for payment of current salary or fees for services rendered and reasonable expenses. None of the officers, directors or shareholders or any members of their immediate families is indebted to DCX. No officer, director, or shareholder or any member of their immediate families, is, directly or indirectly, interested in any material contract with DCX. DCX is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     3.13 Adverse Events. There is no event, factor or condition which, to the best knowledge and belief of DCX, materially and adversely effects the business, assets, financial condition or prospects of DCX or which could reasonably be expected to do so. Since March 31, 1996, there has not been any adverse change in the financial condition, or prospects, or any damage or loss to the assets (whether or not covered by insurance), of DCX which is material.

     3.14 Continuation of Airtech. Following the exchange of shares pursuant to this Agreement, DCX will continue the operations of Airtech as a subsidiary of DCX. DCX has no present intent to liquidate Airtech.


             4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

     Each of the Airtech Shareholders who exchanges their Airtech shares for DCX shares represents and warrants to DCX and Airtech as follows:

     4.1 Ownership of Shares. The Shareholder covenants the he or she owns, both legally and beneficially, all right, title, and interest in the Airtech shares being sold to DCX pursuant to this Agreement, and that he or she has not mortgaged, pledged, encumbered, hypothecated, assigned or caused to be transferred to any other person or entity any interest, claims or rights whatsoever in his or her Airtech shares.

     4.2 Authorization; Power. This Agreement constitutes a valid and binding obligation of Shareholder, enforceable in accordance with its terms. Each Shareholder has all requisite power and authority to enter into and perform this Agreement.

     4.3 No Violation. The execution and delivery of this Agreement does not violate any judgment, decree or order of any court or governmental agency or instrumentality, to which the Shareholder is subject, or conflict with, or result in a breach or violation of, the terms of any agreement, indenture, mortgage or other instrument to which the Shareholder is a party or to which any of his property is subject, or constitute an event which, with the lapse of time or action by a third party, or both, could result in the creation of any lien, charge or encumbrance upon any of the Airtech shares being purchased by DCX.

     4.4 No Adverse Claims. The Shareholder has no adverse claims or pending or threatened litigation or adversary proceeding against DCX or Airtech.


            5.REPRESENTATIONS AND WARRANTIES OF CERTAIN SHAREHOLDERS

     John Potter, President of Airtech, and C.J. Comu, Chief Executive Officer of Airtech, each individually, represent and warrant to DCX that, to the best of their knowledge and belief after reasonable investigation, the representations and warranties of Airtech in this Agreement are true and do not contain any material misstatement or omission.


                       6.COVENANTS OF CERTAIN SHAREHOLDERS

     John Potter, President of Airtech, and C.J. Comu, Chief Executive Officer of Airtech, each individually covenant with DCX as follows:

     6.1 Escrow of Shares. a. At the Closing John Potter, President of Airtech, and C.J. Comu, Chief Executive Officer of Airtech, shall each deposit into an escrow account seventy percent of the shares of DCX they are entitled to receive in exchange for their shares of Airtech common stock pursuant to the share exchange. The escrow agreement shall be prepared by DCX on or before the Closing, and shall include performance goals as specified below.

          b. If Airtech has earned at least $4,135,000 net earnings after taxes for the fiscal year ended September 30, 1997, then thirty percent of the shares issued pursuant to the share exchange (equal to three-sevenths of the shares placed into the escrow account) will be released from the escrow to the respective shareholders who have met the performance goals. If Airtech has not earned at least $4,135,000 net earnings after taxes for the fiscal year ended September 30, 1997, then thirty percent of the shares issued pursuant to the share exchange (equal to three-sevenths of the shares placed into the escrow account) will be forfeited and released from escrow back to DCX. If Airtech has earned at least $4,135,000 net earnings after taxes in the fiscal year ended September 30, 1997, then Airtech will pay into a bonus account a total of 10% of the net earnings after taxes for the fiscal year ended September 30, 1997. The bonus account will be split between Messrs. Potter and Comu as they mutually advise in writing, otherwise half to each.

          c. If Airtech has earned at least $11,873,000 net earnings after taxes in the fiscal year ended September 30, 1998, then forty percent of the shares issued pursuant to the share exchange (equal to four-sevenths of the shares placed into the escrow account) will be released from the escrow to the respective shareholders who have met the performance goals. If Airtech has not earned at least $11,873,000 net earnings after taxes for the fiscal year ended September 30, 1998, then forty percent of the shares issued pursuant to the share exchange (equal to four-sevenths of the shares placed into the escrow account) will be forfeited and released from escrow back to DCX. If Airtech has earned at least $11,873,000 net earnings after taxes in the fiscal year ended September 30, 1998, then Airtech will pay into a bonus account a total of 10% of the net earnings after taxes for the fiscal year ended September 30, 1998. The bonus account will be split between Messrs. Potter and Comu as they mutually advise in writing, otherwise half to each.

          d. Any dividends or other rights payable with respect to the DCX shares held in escrow shall be deposited into the escrow account and shall become subject to the escrow terms.

     6.2 Voting Trust. Messrs. Potter and Comu shall each grant to the Board of Directors of DCX the right to vote their respective shares of DCX held in escrow during the term of the escrow. DCX may prepare a voting trust or other form of proxy for the purpose of transfer of the voting rights of the DCX shares in the escrow account.

     6.3 Termination of Other Airtech Securities. At the Closing, the holders of Airtech common stock shall possess the sole voting power with respect to Airtech securities. Airtech shall only have its class of common stock issued and outstanding. In further consideration for DCX entering into this Agreement, the holders of all other classes of the capital stock of Airtech, including the holders of the Class C preferred, shall return such securities to Airtech without further payment or consideration.

     6.4 Other Matters. Each will take all actions that may be necessary to cause Airtech to comply with the covenants given by Airtech in this Agreement.


                                  7. COVENANTS.

     7.1 Stockholders' Meeting. Airtech will submit and recommend approval of this Agreement by its shareholders as soon as practicable.

     7.2 Access to Properties and Records. DCX and Airtech will, and will cause their respective subsidiaries, accountants, counsel and other representatives to provide to the other and its accountants, counsel and other representatives, full access at reasonable times and upon reasonable notice, throughout the period prior to the completion of the share exchange, to all of their respective properties, books, and business records (including but not limited to accounting records and tax returns) and commitments. During such period both DCX and Airtech shall use its best efforts to furnish promptly to the other information concerning its business, properties and personnel as the other may reasonably request.

     7.3 Conduct of Business. Between the date hereof and the effective time of the share exchange: (i) each of Airtech and DCX shall carry on their respective businesses in substantially the same manner as heretofore conducted and (to the extent consistent with such business) shall use all reasonable efforts to preserve intact their respective business organizations, to keep available the services of their officers and employees, and to preserve their relationships with customers, suppliers and others having business dealings with them, to the end that their goodwill and continuing business shall not be materially adversely affected at the effective time of the share exchange; (ii) each of Airtech and DCX shall not enter into any agreement other than in the ordinary course of business or amend its Articles of Incorporation or By-laws, (iii) each of Airtech and DCX shall not purchase or redeem, directly or indirectly, any securities or declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, (iv) Airtech shall not enter into any written employment agreement or increase the compensation of any employee other than in accordance with customary practice; (v) Airtech shall not issue or sell any shares of their capital stock or issue or grant any stock appreciation rights, or any option, warrant, conversion or other right to purchase or acquire any such shares or any securities convertible into or exchangeable for such shares, other than shares issuable upon the terms of existing agreements on the date hereof, except Airtech may issue up to 2 million shares of common stock pursuant to a private placement, provided that at least 34% of the gross offering proceeds are promptly transferred without further consideration to DCX, and provided further that the private placement must comply with federal and state securities laws; (vi) other than in the ordinary course of business, each of Airtech and DCX shall not sell or dispose of any of its assets or any assets of its subsidiaries which is material, singly or in the aggregate, to the business, financial condition or results of operations of the respective company, considered as a whole; and (vii) Airtech shall not, prior to the effective time of the Share exchange, effect any stock split, stock dividend, stock combination, reorganization, recapitalization or reclassification affecting any of its authorized or issued and outstanding securities.

     7.4 Negotiations with Other Parties. Neither DCX nor Airtech will, and each will use its best efforts to assure that its directors, officers and other employees will not, solicit, initiate, encourage or, except as may be consistent with fiduciary duties to shareholders, engage in formal discussions or negotiations with, or furnish any information to, or cooperate with, any third party relating to, or otherwise approve, any merger or other business combination involving it or any sale, tender offer or any other disposition of, any stock or substantial portion of its assets or any of its subsidiaries assets, or a proposal related thereto.

     7.5 Notice. At all times prior to the effective time of the share exchange, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in this Agreement, and of any known breaches of any of the representations or warranties made by such party herein, and shall further undertake to periodically update each of the schedules hereto, as necessary.

     7.6 Indemnification. a. DCX shall indemnify and hold harmless, and provide contribution to, the Shareholders and to Airtech and its officers, directors, controlling persons, employees and agents, and professionals against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under the Securities Act, Exchange Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with any material misstatement or omission to make a material statement by DCX; however, DCX shall not be liable in any such case to the extent any liability arises out of any breach of this Agreement by Airtech or the Shareholders, or for any untrue statement or omission made in reliance on information provided by Airtech or the Shareholders. In addition, DCX shall also indemnify and hold harmless, and provide contribution to, the Shareholders and to Airtech and its officers, directors, controlling persons and professionals against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

          b. Airtech shall indemnify and hold harmless, and provide contribution to, the Shareholders and to DCX and its officers, directors, controlling persons, employees and agents, and professionals against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under any federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with any material misstatement or omission to make a material statement by Airtech or a breach of this Agreement; however, Airtech shall not be liable in any such case to the extent any liability arises out of an untrue statement or omission made in reliance on information provided by DCX. In addition, Airtech shall also indemnify and hold harmless, and provide contribution to, the Shareholders and to DCX and its officers, directors, controlling persons and professionals against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

          c. Each  Shareholder  shall  indemnify and hold harmless,  and provide contribution to, DCX, Airtech and their officers, directors, controlling persons, employees and agents, and professionals against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which they may become subject under any federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with any material misstatement or omission to make a material statement or a breach of this Agreement; however, the Shareholders shall not be liable in any such case to the extent any liability arises out of an untrue statement or omission made in reliance on information provided by DCX. In addition, each Shareholder shall also indemnify and hold harmless, and provide contribution to, DCX, Airtech and their officers, directors, controlling persons and professionals against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

          d. Messrs. Potter and Comu, each individually, shall indemnify and hold harmless, and provide contribution to, DCX and its officers, directors, controlling persons, employees and agents, and professionals against any and all liabilities, claims and lawsuits, including any and all awards and/or judgments to which it may become subject under any federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/or judgments) arise out of or are in connection with any material misstatement or omission to make a material statement, or a breach of this Agreement, by Airtech or by Messrs. Potter or Comu; however, Messrs. Potter or Comu shall not be liable in any such case to the extent any liability arises out of an untrue statement or omission made in reliance on information provided by DCX. In addition, Messrs. Potter or Comu shall also indemnify and hold harmless, and provide contribution to, DCX and its officers, directors, controlling persons and professionals against any and all costs and expenses, including reasonable counsel fees, incurred or relating to the foregoing.

     7.7 DCX Board of Directors. Upon the Closing of the Share exchange, the size of the DCX Board of Directors will be increased to nine members, and representatives of Airtech shall have the right to nominate four persons to serve on the DCX Board. Such persons nominated shall be qualified in all respects to serve on the Board of a publicly traded company.

     7.8 Airtech Board of Directors. Upon the Closing of the Share exchange, the size of the Airtech Board of Directors will be increased to three persons, and representatives of DCX shall appoint one out of three of the members of the Airtech Board of Directors to take office at the Closing.


                                 8. CONDITIONS.

     8.1 Conditions to Each Party's Performance. Each of DCX and Airtech has the right to terminate this Agreement, prior to the effective time and date of the Share exchange, pursuant to written notice, if any of the following conditions have not been satisfied:

     8.1.1 Orders; Litigation. There shall not be in force any order or decree, or any governmental complaint praying for an order or decree, restraining or enjoining the closing of this Agreement or the transactions contemplated hereby and there shall not exist any such order or decree whether or not stayed pending appeal.

     8.1.2 Airtech Stockholder Approval. This Agreement shall have been approved and adopted by the necessary vote of the holders of the outstanding shares of Airtech Common Stock, and the nature and extent of any dissenter and appraisal rights of Airtech shareholders has been resolved to the satisfaction of DCX in its judgment.

     8.1.3 Representations and Warranties. The representations and warranties of each party set forth in this Agreement shall be true and correct in all material respects as of the effective date of the Share exchange with the same effect as though made on and as of the effective date of the Share exchange.

     8.1.4 Covenants. Each of the obligations, covenants and agreements of each party to be performed by it prior to the effective time of the Share exchange shall have been duly performed in all material respects.

     8.1.5 No Material Change. There shall be no material change in the business, operations, management, or financial condition of either Airtech or DCX.

         8.2. Effect. In the event of termination of this Agreement by either DCX or Airtech that is not due to a breach of this Agreement, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of DCX or Airtech or their respective officers, directors, employees, or agents. A party that breaches this Agreement or terminates this Agreement in a manner that is a breach of this Agreement shall remain liable for damages arising as a result of such breach.

         8.3 Survival of Certain Terms. The agreements regarding indemnification contained in Section 7.6 shall survive the Closing and survive the termination of this Agreement. The covenants, representations, and warranties in this Agreement shall survive the Closing or termination of this Agreement. Other terms of this Agreement to be performed after the Closing shall survive the Closing.

                                9. MISCELLANEOUS.

     9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 Waiver. Any term, provision or condition of this Agreement (other than the requirement for stockholder approval) may be waived in writing by the party which is entitled to the benefits thereto.

     9.3 Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. DCX will not assume the expenses that Airtech shareholders may incur under this Agreement.

     9.4 Notices. Any notice or other communications required or permitted under this Agreement shall be effective when received only if it is in writing and delivered personally, by overnight delivery by a nationally recognized carrier or by registered or certified mail, in all cases postage prepaid, addressed as follows (or to such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth):



DCX, Inc.                                    Airtech International Corporation
Attention: President                         Attention: President
3002 N. State Highway 83                     15400 Knoll Trail, Suite 106
Franktown, CO  80116                         Dallas, TX 75248

Airtech Shareholders
c/o Airtech International Corporation
Attention: President
15400 Knoll Trail, Suite 106
Dallas, TX 75248


     9.5 No Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. This Agreement cannot be assigned except by mutual consent.

     9.6 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     9.7 Entire Agreement. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof and documents referred to herein.

     9.8 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts entered into or to be performed in that state.

     9.10 Return of Documents; Confidentiality. If this Agreement is terminated as provided herein:

          (a) Each party will promptly return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

          (b) All non-public proprietary information received by any party hereto with respect to the business of any other party or its subsidiaries shall not at any time be used for the advantage of, or disclosed to third persons by, such party for any reason whatsoever.

     9.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.12 Share exchange. As used herein, Share exchange shall mean the exchange of shares of DCX for shares of Airtech, as described in this Agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, sealed and attested by their respective officers thereunto duly authorized, all as of the date first above written.

                                              DCX, INC.

ATTESTED TO:



By:  /S/  FREDERICK G. BEISSER                  By:  /S/  JEANNE M. ANDERSON
    ----------------------------                     ---------------------------
Frederick G. Beisser, Secretary                 Jeanne M. Anderson, President

                                                AIRTECH INTERNATIONAL, INC.

ATTESTED TO:



By: /S/  C.J. COMU                               By:  /S/  JOHN POTTER
    ----------------------------                     ---------------------------
C.J. Comu, Secretary                             John Potter, President



By: /S/  C.J. COMU                                By:  /S/  JOHN POTTER
    ----------------------------                      --------------------------
C.J. Comu, Individually                              John Potter, Individually

SHAREHOLDERS


By: /S/  JOHN POTTER
    -----------------------------
President of Airtech, Attorney in Fact
under a power of attorney given by the
shareholders listed on Exhibit A hereto

                        AGREEMENT FOR EXCHANGE OF SHARES


                                    EXHIBITS

A.       List of Airtech Shareholders and Number of Shares


                                    SCHEDULES

2.2(a)   Airtech Articles of Incorporation and ByLaws

2.12     Airtech Audited Financial Statements dated February 29, 1996